EXHIBIT 99

CyberOptics Reports Second Quarter Sales and Earnings

Minneapolis, MN—July 27, 2005—CyberOptics Corporation (Nasdaq: CYBE) today reported consolidated revenues of $8,429,000 for the second quarter of 2005 ended June 30, down from $14,734,000 in last year’s second quarter. Net income came to $202,000 or $0.02 per diluted share, compared to $3,522,000 or $0.39 per diluted share in the year-earlier period.

Kathleen P. Iverson, president and chief executive officer, commented: “CyberOptics’ second quarter operating results were consistent with our guidance for this period. Our ability to remain profitable amid current market conditions reflects the positive impact of the reduced cost structure implemented over the past few years that resulted in a significantly lower operating breakeven point. Our streamlined expenses and cash reserves of more than $42 million at the end of the second quarter are enabling CyberOptics to operate effectively within a soft environment, while simultaneously maintaining important product development initiatives.”

Iverson added: “Consistent with prior statements, our revenues were affected by the release late in the second quarter of our new SE 300 Ultra solder paste inspection system. Reflecting positive initial acceptance of this high-speed system that also enables inspection of larger circuit boards, we anticipate increased SMT inspection systems sales in the third quarter. To date we have received SE 300 Ultra orders for approximately $750,000 for revenue in the third quarter. Second quarter revenues also were affected by the previously reported order slowdown by one of our OEM sensor customers due to a build-up in inventory during the market contraction that started late in 2004. This customer has worked through the majority of its inventory and has placed new orders for shipment in the third quarter. Reflecting both developments, CyberOptics’ backlog rose to $4,848,000 at the end of the second quarter, from $3,535,000 at the end of the first quarter. These factors, combined with revenues from several new products, are expected to make the third quarter a better period for CyberOptics.”

Steven K. Case, Ph.D., chairman and founder, said, “Conditions in the global electronic assembly and semiconductor capital equipment markets have remained relatively soft thus far in 2005. Although we do not anticipate that market conditions will improve significantly during the third quarter, we believe several developments could result in a gradual upturn in our markets in future periods. The semiconductor inventory build-up that started in late 2004 largely has been worked down. Industry observers also report that capacity utilization has stabilized and could be showing early signs of some strengthening. Moreover, worldwide consumer demand for electronics remains strong. These factors make us hopeful that the current slowdown in the capital equipment markets we serve will not be as deep or prolonged as the last cyclical downturn that affected our industry.”

Important New Products
During the second quarter, CyberOptics made initial pre-production shipments of its new fiducial/inspection camera developed for DEK International’s industry-leading line of SMT solder paste screen printers. Mounted inside the screen printer, these sensors ensure that bare circuit boards are registered and aligned properly before the application of solder paste, in addition to providing DEK with upgraded 2-D solder paste and stencil inspection capabilities. Production level shipments of this product are expected to begin in the third quarter. Initial introduction of the WaferSense™auto leveling sensor continued in the second quarter with the release of the 300mm sensor. A wireless, wafer-like device, WaferSense significantly reduces the amount of time required for making leveling and coplanarity adjustments, resulting in increased up-time, production through-put and process yield. In addition, we continued pre-sales evaluation activities with important new and existing customers for our EPV™ 5 (Embedded Process Verification) system for retrofitting the existing pick-and-place installations of a major manufacturer. Universal Instruments Corporation is continuing to integrate EPV inspection technology into its new-generation robotic assembly equipment. Sales of the first EPV-equipped Universal platforms are anticipated in late 2005 or early 2006.

CyberOptics continued to carry a full valuation allowance on deferred tax assets during the first half of 2005, and recorded a tax provision at an estimated annual effective rate of 24%. CyberOptics will assess maintaining or eliminating its valuation allowance on deferred tax assets on a quarterly basis during 2005, and if reversed, a significant non-cash gain would be recorded.

CyberOptics is also pleased to announce that Jeffrey A. Bertelsen has been named vice president and chief financial officer, replacing Scott G. Larson, who announced his resignation in April. Bertelsen formerly was vice president, finance and treasurer of Computer Network Technology Corporation, a leading provider of storage networking equipment and solutions for Fortune 1000 companies. Larson, who has remained with CyberOptics during the search for his successor, will continue in a part-time capacity through September to help ensure a smooth management transition.

Financial Review

•	Second quarter sales of SMT component placement sensors to OEMs of robotic pick-and-place equipment were down 55% from the year-earlier period and by 28% from this year’s first quarter.

•	Sales of SMT inspection systems, including both solder paste and automated optical inspection (AOI) systems, declined 24% from the second quarter of 2004 and by 29% from this year’s first quarter. This performance partly reflects the late second quarter release of the new SE 300 Ultra solder paste inspection system and the resulting inability to ship Ultra orders during this period. Ultra orders in the quarter-ended backlog are scheduled for shipment in the third quarter. Sales of AOI systems rose 361% from the year-earlier period and by 45% from this year’s first quarter, reflecting growing market acceptance of this inspection technology among manufacturing outsourcing firms in Asia.

•	Sales of semiconductor products in this year’s first quarter, including wafer-mapping sensors for OEMs of wafer-handling equipment and frame grabber products, declined 30% in comparison to last year’s second quarter and by 3% from this year’s first quarter.

•	CyberOptics ended the second quarter of 2005 with cash and marketable securities of $42,358,000, up from $40,284,000 at the end of 2004.

Third Quarter Guidance
For the third quarter of 2005 ending September 30, CyberOptics is forecasting earnings of $0.02 to $0.07 on revenues of $9.5 to $10.5 million. This earnings guidance reflects the impact of increased R&D expenditures, due to reduced levels of customer-funded product development and higher company-sponsored spending on new product initiatives. Gross margins are also expected to be somewhat lower due to a higher level of SMT systems revenue.

About CyberOptics
Founded in 1984, CyberOptics is a recognized leader in process yield and through-put improvement solutions for the global electronic assembly and semiconductor capital equipment markets. Headquartered in Minneapolis, Minnesota, CyberOptics conducts operations in North America, Asia and Europe.

Statements regarding the Company’s anticipated performance are forward-looking and therefore involve risks and uncertainties, including but not limited to: market conditions in the global SMT and semiconductor capital equipment industries; the level of orders from our OEM customers; the availability of parts required for meeting customer orders; the timing and commercial success of new product introductions, including the new EPV initiative; the effect of world events on our sales, the majority of which are from foreign customers; product introductions and pricing by our competitors; and other factors set forth in the Company’s filings with the Securities and Exchange Commission

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For additional information, contact:
Jeffrey A. Bertelsen, Chief Financial Officer
Scott Larson
763/542-5000

Richard G. Cinquina
Equity Market Partners
800/522-1744

Second Quarter Conference Call and Replay

CyberOptics will review its second quarter operating results in a conference call at 4:30 pm Eastern today. Investors can access a live webcast of the conference call by visiting the investor relations section of the CyberOptics website, www.cyberoptics.com. The webcast will be archived for 30 days. A replay of the conference call can be heard through August 3, 2005 by dialing 303-590-3000 and providing the 11034979 confirmation code.

CyberOptics Corporation

Consolidated Statements of Operations (Unaudited)
(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004

Revenue	$8,429	$14,734	$19,718	$27,424
Cost of revenue	3,558	5,786	8,468	11,066

Gross margin	4,871	8,948	11,250	16,358
Research and development expenses	1,678	1,939	3,387	3,701
Selling, general and administrative expenses	2,960	3,235	6,110	6,070
Restructuring and serverance costs	—	38	—	38
Amortization of intangibles	207	227	414	457

Income from operations	26	3,509	1,339	6,092
Interest income and other	246	38	403	166

Income before income taxes	272	3,547	1,742	6,258
Provision for income taxes	70	25	420	50

Net income	$202	$3,522	$1,322	$6,208

Net income per share – Basic	$0.02	$0.41	$0.15	$0.73
Net income per share – Diluted	$0.02	$0.39	$0.15	$0.70

Weighted average shares outstanding – Basic	8,859	8,547	8,853	8,447
Weighted average shares outstanding – Diluted	8,980	9,063	8,988	8,924

Condensed Consolidated Balance Sheets

	June 30, 2005 (Unaudited)	Dec. 31, 2004

Assets
Cash and cash equivalents	$23,335	$25,416
Marketable securities	11,766	5,537
Accounts receivable, net	5,335	7,424
Inventories	7,630	7,178
Income tax receivable	—	—
Other current assets	513	511

Total current assets	48,579	46,066

Marketable securities	7,257	9,331
Intangible and other assets, net	8,011	8,706
Fixed assets, net	986	993

Total assets	$64,833	$65,096

Liabilities and Stockholders’ Equity
Accounts payable	$1,867	$1,543
Accrued expenses	3,774	5,602

Total current liabilities	5,641	7,145

Total stockholders’ equity	59,192	57,951

Total liabilities and stockholders’ equity	$64,833	$65,096

Backlog Schedule:

3rd Quarter 2005		$4,784
4th Quarter 2005 and thereafter		64

Total backlog		$4,848